MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

2011 FIDELITY PRESIDENT AND CEO AWARD AGREEMENT

J. Kent Wells
18939 Camillo Court
Houston, TX 77094

In accordance with the terms of the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the "Plan"), pursuant to action of the Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the "Committee"), MDU Resources Group, Inc. (the "Company") hereby grants to you (the "Participant") an opportunity to receive an incentive award (the "Award"), subject to the terms and conditions set forth in this Award Agreement (including Annex A hereto and all documents incorporated herein by reference), as set forth below:

Award:	$1,850,000, payable 50% in cash and 50% in shares of Company common stock, $1.00 par value ( “Shares”)
Performance Goal:	Described in Annex A
Performance Period:	January 1, 2011 through December 31, 2011 (the "Performance Period")
Date of Grant:	May 2, 2011
Dividend Equivalents:	No

THE AWARD IS SUBJECT TO FORFEITURE AS PROVIDED HEREIN. THE AWARD AND AMOUNTS RECEIVED IN CONNECTION WITH THIS AWARD ARE ALSO SUBJECT TO FORFEITURE, RECAPTURE OR OTHER ACTION IN THE EVENT OF AN ACCOUNTING RESTATEMENT, AS PROVIDED IN THE PLAN.

Further terms and conditions of the Award are set forth in Annex A hereto, which is an integral part of this Award Agreement.

All terms, provisions and conditions applicable to the Award set forth in the Plan and not set forth in this Award Agreement are hereby incorporated herein by reference. To the extent any provision hereof is inconsistent with a provision of the Plan; the provisions of the Plan will govern. The Participant hereby acknowledges receipt of a copy of this Award Agreement, including Annex A hereto, and a copy of the Plan and agrees to be bound by all the terms and provisions hereof and thereof.

MDU RESOURCES GROUP, INC.

By:     /s/ Terry D. Hildestad
Terry D. Hildestad
President and
Chief Executive Officer

Agreed:

/s/ J. Kent Wells
J. Kent Wells

Attachment: Annex A

ANNEX A

TO

MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

2011 FIDELITY PRESIDENT AND CEO AWARD AGREEMENT

It is understood and agreed that the Award evidenced by the Award Agreement to which this is annexed is subject to the following additional terms and conditions.

1.    Nature of Award. The Award represents the opportunity to earn $1,850,000 payable fifty percent (50%) in cash and fifty percent (50%) in shares of Company common stock, $1.00 par value ("Shares") if the Performance Goal is achieved during the Performance Period. The amount of cash and the number of Shares that may be earned under the Award shall be determined in accordance with Section 2 hereof.

2.    Determination of Award Earned. (a)

The Performance Goal is Fidelity Exploration and Production Company’s 2011 net cash provided by operating activities, as presented on the Statement of Cash Flow for the calendar year 2011. Net cash provided by operating activities must exceed $132,000,000 for 2011.

(b)    If the Performance Goal is met, the amount of cash and the number of Shares earned for the Performance Period shall be determined as follows:

# of Shares	=	$925,000
		Closing price of Company Common Stock on January 2, 2012

Cash	=	$925,000 + Closing price of Company Common Stock on January 2, 2012 for any fractional share

If the Performance Goal is not met, the Award shall be forfeited.

3.    Payment of Cash and Issuance of Shares. (a) Subject to Section 5 of this Annex A, the cash earned under the Award shall be paid to the Participant in a lump sum as soon as practicable (but no later than the next March 10) following the Committee's certification of the achievement of the Performance Goal and determination of the Participant's incentive payment pursuant to Section 2 of this Annex A.

(b) Subject to any restrictions on distributions of Shares under the Plan, and subject to Section 5 of this Annex A, the Shares earned under the Award shall be issued to the Participant as soon as practicable (but no later than the next March 10) following the Committee's certification of the achievement of the Performance Goal and determination of the Participant's incentive payment pursuant to Section 2 of this Annex A.

4.    Termination of Employment. Notwithstanding anything contained herein to the contrary, in order to be eligible to receive payment under this Award Agreement, the Participant must not resign from Fidelity Exploration & Production Company before January 2, 2012.

5.    Tax Withholding. Pursuant to Article 16 of the Plan, the Committee shall have the power and the right to deduct or withhold from any cash or Shares earned pursuant to the Award, or require the Participant to remit to the Company, an amount sufficient to satisfy any Federal, state and local taxes (including the Participant's FICA obligations) required by law to be withheld with respect to the Award and may condition the delivery of Shares upon the Participant's satisfaction of such withholding obligations. The Participant may elect to satisfy all or part of such withholding requirement by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding that could be imposed on the transaction (based on minimum statutory withholding rates for Federal, state, and local tax purposes, as applicable, including payroll taxes, that are applicable to such supplemental taxable income). Such election shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

6.    Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through him shall be conclusively deemed to have indicated the Participant's acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, its Board of Directors, or the Committee.

7.    Notices. Any notice hereunder to the Company shall be addressed to its office, 1200 West Century Avenue, P.O. Box 5650, Bismarck, North Dakota 58506; Attention: Corporate Secretary, and any notice hereunder to the Participant shall be addressed to him at the address specified on the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

8.    Definitions. Capitalized terms not otherwise defined herein or in the Award Agreement shall have the meanings given them in the Plan.

9.    Governing Law and Severability. To the extent not preempted by Federal law, the Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
10.    No Rights to Continued Employment. The Award Agreement is not a contract of employment. Nothing in the Plan or in the Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment at any time, for any reason or no reason, or confer upon the Participant the right to continue in the employ of the Company or a Subsidiary.